Exhibit 99.1

ADM Reports Fourth Quarter Earnings of $1.39 per Share,
$0.82 per Share on an Adjusted Basis
•Net earnings of $788 million, including favorable U.S. tax reform impacts
•2017 annual ROIC of 6.4 percent, above WACC of 6.0 percent

CHICAGO, February 6, 2018—Archer Daniels Midland Company (NYSE: ADM) today reported financial results for the quarter ended December 31, 2017.

“We ended 2017 with a solid fourth quarter. We pulled the levers under our control—including cost and capital initiatives and interventions throughout the year—to deliver value for shareholders,” said ADM Chairman and CEO Juan Luciano. “I am also proud that our more than 31,000 colleagues delivered the best quarterly employee safety record in ADM’s history.”

“For 2017 as a whole, we grew earnings per share, improved returns on invested capital and generated positive EVA. Looking ahead, we expect improving results through 2018 as our strategy advances. Our increasing international presence, and expanding capabilities in areas such as destination marketing, food and beverage innovation, and health and wellness, all help to position ADM for continued growth and value creation.”

Fourth Quarter 2017 Highlights

	2017	2016
	(Amounts in millions except per share data)
Earnings per share (as reported)	$1.39	$0.73
Adjusted earnings per share[1]	$0.82	$0.75

Segment operating profit	$733	$806
Adjusted segment operating profit[1]	$793	$827
Agricultural Services	301	245
Corn Processing	261	255
Oilseeds Processing	202	239
WFSI	56	38
Other	(27)	50

•
EPS as reported of $1.39 includes a $0.08 per share charge related to asset impairments and restructuring activities and a positive $0.65 per share net tax adjustment primarily related to U.S. tax reform. Adjusted EPS, which excludes these items, was $0.82.[1]

•	During 2017, the company returned $1.5 billion to shareholders through dividends and share repurchases.

1 Non-GAAP financial measures; see pages 4, 9 and 10 for explanations and reconciliations, including after-tax amounts.

Results of Operations
Ag Services results were up over the prior-year period.

Merchandising and Handling earnings increased year-over-year. The lack of competitiveness of U.S. grain exports was offset by solid performance in Global Trade, strong destination marketing gains, and insurance and other income.

Transportation results decreased from the prior-year period, due to lower barge loadings and freight values.

Milling and Other earnings were down year-over-year due to lower volumes and margins.

Corn Processing results increased over the prior-year fourth quarter. Sweeteners and Starches had another strong quarter, with solid earnings growth over the prior year in both North America and EMEA. Lower year-over-year results in Bioproducts due to lower ethanol margins were partially mitigated by favorable risk management.

Oilseeds Processing results were down compared to the fourth quarter of last year. Crushing and Origination results were lower due to weak crush margins, despite strong crush volumes and continued growth in demand. Origination results in South America were impacted by weak margins.

Refining, Packaging, Biodiesel and Other experienced lower earnings versus the fourth quarter of 2016, due primarily to weaker biodiesel margins, partially offset by strong refining and packaging results.

Asia was up slightly over the prior-year period on Wilmar results.

WFSI results were solid, up versus the prior-year quarter. WILD Flavors delivered double-digit operating profit growth with strong sales across all regions. Specialty Ingredients results were up versus a challenging year-ago period.

Other results decreased due to unfavorable underwriting performance from the company’s captive insurance operations compared to favorable underwriting income in the prior year period.

Other Items of Note
As additional information to help clarify underlying business performance, the table on page 9 includes reported EPS as well as adjusted EPS.

Segment operating profit of $733 million for the quarter includes charges of $62 million ($0.07 per share) related to a settlement charge and asset impairment and restructuring charges.

In Corporate results, unallocated corporate costs for the quarter decreased due to lower employee costs and the absence of certain costs incurred last year. Minority Interest and Other charges for the quarter include several individually insignificant restructuring charges totaling $7 million ($0.01 per share) compared to last year’s U.S. OPEB curtailment gain of $38 million ($0.04 per share) and restructuring charges of $3 million.

Income tax expense for the quarter decreased $379 million ($0.67 per share) due to the estimated effects of U.S. tax reform. Excluding the effects of U.S. tax reform, the Company’s effective tax rate would have been 24 percent for the quarter and year.

Conference Call Information
ADM will host a webcast on February 6, 2018, at 8 a.m. Central Time to discuss financial results and provide a company update. A financial summary slide presentation will be available to download approximately 60 minutes prior to the call. To listen to the webcast or to download the slide presentation, go to www.adm.com/webcast. A replay of the webcast will also be available for an extended period of time at www.adm.com/webcast.

Forward-Looking Statements
Some of the above statements constitute forward-looking statements. These statements are based on many assumptions and factors that are subject to risk and uncertainties. ADM has provided additional information in its reports on file with the SEC concerning assumptions and factors that could cause actual results to differ materially from those in this presentation, and you should carefully review the assumptions and factors in our SEC reports. To the extent permitted under applicable law, ADM assumes no obligation to update any forward-looking statements.

About ADM
For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve the vital needs of a growing world. Today, we’re one of the world’s largest agricultural processors and food ingredient providers, with approximately 31,000 employees serving customers in more than 170 countries. With a global value chain that includes approximately 500 crop procurement locations, 270 ingredient manufacturing facilities, 44 innovation centers and the world’s premier crop transportation network, we connect the harvest to the home, making products for food, animal feed, industrial and energy uses. Learn more at www.adm.com.

Archer Daniels Midland Company

Media Relations                    Investor Relations
Colin McBean                    Mark Schweitzer
312-634-8484                    217-451-8286

Financial Tables Follow

Segment Operating Profit, Adjusted Segment Operating Profit (a non-GAAP measure) and Corporate Results
(unaudited)

	Quarter ended December 31			Year ended December 31
(In millions)	2017	2016	Change	2017	2016	Change

Segment Operating Profit	$733	$806	$(73)	$2,536	$2,704	$(168)
Less specified items:
(Gains) losses on sales of assets and businesses	(2)	—	(2)	(22)	(114)	92
Impairment, restructuring, and settlement charges	62	16	46	160	32	128
Hedge timing effects	—	5	(5)	(4)	1	(5)
Adjusted Segment Operating Profit	$793	$827	$(34)	$2,670	$2,623	$47

Agricultural Services	$301	$245	$56	$585	$573	$12
Merchandising and handling	221	126	95	300	228	72
Milling and other	43	62	(19)	199	226	(27)
Transportation	37	57	(20)	86	119	(33)

Corn Processing	$261	$255	$6	$909	$761	$148
Sweeteners and starches	185	156	29	746	655	91
Bioproducts	76	99	(23)	163	106	57

Oilseeds Processing	$202	$239	$(37)	$841	$880	$(39)
Crushing and origination	44	55	(11)	241	386	(145)
Refining, packaging, biodiesel, and other	64	93	(29)	272	344	(72)
Asia	94	91	3	328	150	178

Wild Flavors & Specialty Ingredients (WFSI)	$56	$38	$18	$284	$275	$9

Other	$(27)	$50	$(77)	$51	$134	$(83)

Segment Operating Profit	$733	$806	$(73)	$2,536	$2,704	$(168)

Corporate Results	$(190)	$(177)	$(13)	$(927)	$(882)	$(45)

LIFO credit (charge)	(2)	(2)	—	2	(19)	21
Interest expense - net	(78)	(77)	(1)	(310)	(282)	(28)
Unallocated corporate costs	(94)	(132)	38	(470)	(457)	(13)
Minority interest and other charges	(16)	34	(50)	(149)	(124)	(25)
Earnings Before Income Taxes	$543	$629	$(86)	$1,609	$1,822	$(213)

Segment operating profit is ADM’s consolidated income from operations before income tax excluding corporate items. Adjusted segment operating profit, a non-GAAP measure, is segment operating profit excluding specified items and timing effects. Timing effects relate to hedge ineffectiveness and mark-to-market hedge timing effects. Management believes that segment operating profit and adjusted segment operating profit are useful measures of ADM’s performance because they provide investors information about ADM’s business unit performance excluding corporate overhead costs as well as specified items and significant timing effects. Segment operating profit and adjusted segment operating profit are not measures of consolidated operating results under U.S. GAAP and should not be considered alternatives to income before income taxes, the most directly comparable GAAP financial measure, or any other measure of consolidated operating results under U.S. GAAP.

Consolidated Statements of Earnings
(unaudited)

	Quarter ended December 31		Year ended December 31
	2017	2016	2017	2016
	(in millions, except per share amounts)

Revenues	$16,070	$16,501	$60,828	$62,346
Cost of products sold	15,131	15,490	57,322	58,727
Gross profit	939	1,011	3,506	3,619
Selling, general, and administrative expenses	463	455	1,993	1,980
Asset impairment, exit, and restructuring costs	33	19	173	55
Equity in (earnings) losses of unconsolidated affiliates	(129)	(139)	(456)	(292)
Interest income	(31)	(24)	(106)	(92)
Interest expense	84	80	330	293
Other (income) expense - net	(24)	(9)	(37)	(147)
Earnings before income taxes	543	629	1,609	1,822
Income tax benefit (expense)	249	(203)	(7)	(534)
Net earnings including noncontrolling interests	792	426	1,602	1,288

Less: Net earnings (losses) attributable to noncontrolling interests	4	2	7	9
Net earnings attributable to ADM	$788	$424	$1,595	$1,279

Diluted earnings per common share	$1.39	$0.73	$2.79	$2.16

Average number of shares outstanding	565	583	572	591

Other (income) expense - net consists of:
(Gains) losses on sales of assets (a)	$(14)	$(13)	$(80)	$(130)
Loss on debt extinguishment (b)	—	—	11	—
Other - net (c)	(10)	4	32	(17)
	$(24)	$(9)	$(37)	$(147)

(a) Current quarter gains include gains related to individually insignificant disposals in Ag Services, Corn, Oilseeds, and WFSI. Current year gains include gains related to the sale of the crop risk services business in Other and other individually insignificant disposals in all business segments and Corporate partially offset by an adjustment of the proceeds of the 2015 sale of the cocoa business in Oilseeds. Prior quarter gains related to individually insignificant disposals in Ag Services, Corn, Oilseeds, and Other. Prior year gains include gains related to realized contingent consideration from the sale of the Company’s equity investment in Gruma S.A.B de C.V. partially offset by a loss on sale of assets in Ag Services, finalization of the gain on sale of the Company’s Brazilian sugar ethanol facilities in Corn, revaluation of the remaining interest to settlement value in conjunction with the acquisition of the remaining interest in Amazon Flavors in WFSI, a loss on sale of an equity investment in Corporate, and other individually insignificant disposals in Ag Services, Corn, Oilseeds, and Other.

(b) Current year charge related to the early redemption of the $559 million notes due on March 15, 2018.

(c) Other - net in the current quarter includes miscellaneous income partially offset by provisions for contingent losses related to settlement items in Oilseeds and foreign exchange losses. Other - net in the current year includes provisions for contingent losses related to certain settlement items in Oilseeds and WFSI and foreign exchange losses partially offset by miscellaneous income. Other - net in the prior quarter includes foreign exchange losses and other expenses. Other - net in the prior year includes miscellaneous income partially offset by foreign exchange losses.

Summary of Financial Condition
(Unaudited)

	December 31, 2017	December 31, 2016
	(in millions)
Net Investment In
Cash and cash equivalents (b)	$804	$619
Short-term marketable securities (b)	—	296
Operating working capital (a)	7,421	7,384
Property, plant, and equipment	10,138	9,758
Investments in and advances to affiliates	5,088	4,497
Long-term marketable securities	92	187
Goodwill and other intangibles	3,918	3,703
Other non-current assets	802	579
	$28,263	$27,023
Financed By
Short-term debt (b)	$857	$154
Long-term debt, including current maturities (b)	6,636	6,777
Deferred liabilities	2,395	2,887
Temporary equity	53	24
Shareholders’ equity	18,322	17,181
	$28,263	$27,023

(a)	Current assets (excluding cash and cash equivalents and short-term marketable securities) less current liabilities (excluding short-term debt and current maturities of long-term debt).

(b)	Net debt is calculated as short-term debt plus long-term debt, including current maturities less cash and cash equivalents and short-term marketable securities.

Summary of Cash Flows
(unaudited)

	Year ended December 31
	2017	2016
	(in millions)
Operating Activities
Net earnings	$1,602	$1,288
Depreciation and amortization	924	900
Asset impairment charges	101	34
Gains on sales of assets	(80)	(130)
Other - net	(652)	(32)
Changes in operating assets and liabilities	316	(505)
Total Operating Activities	2,211	1,555

Investing Activities
Purchases of property, plant and equipment	(1,049)	(882)
Net assets of businesses acquired	(187)	(130)
Proceeds from sale of business/assets	195	195
Marketable securities - net	447	258
Other investing activities	(292)	(652)
Total Investing Activities	(886)	(1,211)

Financing Activities
Long-term debt borrowings	532	1,041
Long-term debt payments	(846)	(14)
Net borrowings (payments) under lines of credit	685	61
Share repurchases	(750)	(1,000)
Cash dividends	(730)	(701)
Other	81	34
Total Financing Activities	(1,028)	(579)

Increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	297	(235)
Cash, cash equivalents, restricted cash, and restricted cash equivalents - beginning of period	1,561	1,796
Cash, cash equivalents, restricted cash, and restricted cash equivalents - end of period	$1,858	$1,561

Segment Operating Analysis
(unaudited)

	Quarter ended December 31		Year ended December 31
	2017	2016	2017	2016
	(in ‘000s metric tons)
Processed volumes
Oilseeds Processing	9,131	8,651	34,733	33,788
Corn Processing	5,849	5,650	22,700	22,273
Total processed volumes	14,980	14,301	57,433	56,061

	Quarter ended December 31		Year ended December 31
	2017	2016	2017	2016
	(in millions)
Revenues
Agricultural Services	$7,517	$8,066	$26,246	$27,893
Corn Processing	2,509	2,516	9,352	9,466
Oilseeds Processing	5,424	5,281	22,530	22,152
Wild Flavors and Specialty Ingredients	526	544	2,313	2,427
Other	94	94	387	408
Total revenues	$16,070	$16,501	$60,828	$62,346

Adjusted Earnings Per Share
A non-GAAP financial measure
(unaudited)

	Quarter ended December 31		Year ended December 31
	2017	2016	2017	2016
EPS (fully diluted) as reported	$1.39	$0.73	$2.79	$2.16
Adjustments:
LIFO charge (credit) (a)	—	—	—	0.02
(Gains) losses on sales of assets and businesses (b)	—	—	0.02	(0.15)
Asset impairment, restructuring, and settlement charges (c)	0.08	0.03	0.25	0.13
Loss on debt extinguishment (d)	—	—	0.01	—
Post-retirement benefit adjustment (e)	—	(0.04)	—	(0.04)
Tax adjustments (f)	(0.65)	0.03	(0.64)	0.04
Sub-total adjustments	(0.57)	0.02	(0.36)	—
Adjusted earnings per share	$0.82	$0.75	$2.43	$2.16

(a)
Current quarter and year to date changes in the Company’s LIFO reserves of $2 million pretax ($1 million after tax) and $2 million pretax ($1 million after tax), respectively, tax effected using the Company’s U.S. income tax rate. Prior quarter and year to date changes in the Company’s LIFO reserves of $2 million pretax ($1 million after tax), and $19 million pretax, ($12 million after tax), respectively, tax effected using the Company’s U.S. income tax rate.

(b)
Current year to date gain of $22 million pretax ($10 million loss after tax) primarily related to the sale of the crop risk services business partially offset by an adjustment of the proceeds of the 2015 sale of the cocoa business, tax effected using the applicable tax rates. Prior year to date gain of $109 million pretax ($92 million after tax), primarily related to recovery of loss provisions and gain related to the sale of the Company’s Brazilian sugar ethanol facilities, realized contingent consideration on the sale of the Company’s equity investment in Gruma S.A. de C.V. in December 2012, and revaluation of the remaining interest to settlement value in conjunction with the acquisition of the remaining interest in Amazon Flavors, partially offset by a loss on sale of assets and a loss on sale of an equity investment, tax effected using the applicable tax rates.

(c)
Current quarter charges of $69 million pretax ($46 million after tax) primarily consisted of a settlement charge and several individually insignificant asset impairments and restructuring charges, tax effected using the applicable tax rates. Current year to date charges of $214 million pretax ($144 million after tax) primarily consisted of the reconfiguration of the Company’s Peoria, Illinois ethanol complex, restructuring charges related to the reduction of certain positions within the Company’s global workforce, settlement charges, and several individually insignificant asset impairments and restructuring charges, tax effected using the applicable tax rates. Prior quarter charges of $19 million pretax ($13 million after tax) related to impairment of certain long-lived assets and restructuring charges, tax effected using the applicable tax rates. Prior year to date charges of $117 million pretax ($77 million after tax), primarily related to legal fees and settlement, impairment of certain long-lived assets and investments, and restructuring charges, tax effected using the applicable tax rates.

(d)	Debt extinguishment charge of $11 million pretax ($7 million after tax) related to the early redemption of the Company’s $559 million notes due on March 15, 2018.

(e)	U.S. retiree medical benefit curtailment gain of $38 million pretax ($24 million after tax), tax effected using the Company’s U.S. effective income tax rate.

(f)
Tax adjustments related to the enactment of the Tax Cuts and Jobs Act totaling $379 million in the current quarter and year to date and certain out of period discrete items consisting of valuation allowances, deferred tax re-rates, and changes in assertion totaling $9 million and $13 million in the current quarter and year to date, respectively. Certain out of period discrete tax adjustments totaling $21 million and $24 million, related to valuation allowances, deferred tax re-rates, and changes in assertion in the prior quarter and year to date, respectively.

Adjusted EPS reflects ADM’s fully diluted EPS after removal of the effect on EPS as reported of certain specified items as more fully described above. Management believes that Adjusted EPS is a useful measure of ADM’s performance because it provides investors additional information about ADM’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. This non-GAAP financial measure is not intended to replace or be an alternative to EPS as reported, the most directly comparable GAAP financial measure, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s diluted shares outstanding for each respective period in order to arrive at an adjusted EPS amount for each specified item.

Adjusted Return on Invested Capital
A non-GAAP financial measure
(unaudited)

Adjusted ROIC Earnings (in millions)
					Four Quarters
	Quarter Ended				Ended
	Mar. 31, 2017	June 30, 2017	Sep. 30, 2017	Dec. 31, 2017	Dec. 31, 2017

Net earnings attributable to ADM	$339	$276	$192	$788	$1,595
Adjustments:
Interest expense	81	86	79	84	330
LIFO	(13)	9	—	2	(2)
Other adjustments (3)	14	20	106	(303)	(163)
Total adjustments	82	115	185	(217)	165
Tax on adjustments	(28)	(13)	(70)	(55)	(166)
Net adjustments	54	102	115	(272)	(1)
Total Adjusted ROIC Earnings	$393	$378	$307	$516	$1,594

Adjusted Invested Capital (in millions)

	Quarter Ended				Trailing Four
	Mar. 31, 2017	June 30, 2017	Sep. 30, 2017	Dec. 31, 2017	Quarter Average

Equity (1)	$17,121	$17,411	$17,570	$18,313	$17,604
+ Interest-bearing liabilities (2)	7,207	6,980	7,336	7,493	7,254
+ LIFO adjustment (net of tax)	39	44	44	46	43
Other adjustments (3)	12	43	66	(326)	(51)
Total Adjusted Invested Capital	$24,379	$24,478	$25,016	$25,526	$24,850

Adjusted Return on Invested Capital					6.4%

(1) Excludes noncontrolling interests
(2) Includes short-term debt, current maturities of long-term debt, capital lease obligations, and long-term debt
(3) Includes the impact of U.S. tax reform

Adjusted ROIC is Adjusted ROIC earnings divided by adjusted invested capital. Adjusted ROIC earnings is ADM’s net earnings adjusted for the after tax effects of interest expense, changes in the LIFO reserve and other specified items. Adjusted invested capital is the sum of ADM’s equity (excluding noncontrolling interests) and interest-bearing liabilities adjusted for the after tax effect of the LIFO reserve, and other specified items. Management believes Adjusted ROIC is a useful financial measure because it provides investors information about ADM’s returns excluding the impacts of LIFO inventory reserves and other specified items and increases period-to-period comparability of underlying business performance. Management uses Adjusted ROIC to measure ADM’s performance by comparing Adjusted ROIC to its weighted average cost of capital (WACC). Adjusted ROIC, Adjusted ROIC earnings and Adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures.